SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2006
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NS8 CORPORATION
(Exact name of Registrant as specified in its Charter)
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Delaware (State or other jurisdiction of incorporation)	333-75956 (Commission File Number)	13-4142621 (I.R.S. Employer Identification No.)

1420 Fifth Avenue, 22nd Floor Seattle, WA (Address of Principal Executive Offices)	98101 (Zip Code)

Registrant’s telephone number, including area code: (206) 521-5986

Former Name or Former Address, if Changed Since Last Report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

A.
On June 8, 2006, NS8 Corporation (the “Company”) executed a Service Distribution Agreement (the “Service Agreement”) with Advanced Datanetwork Communications Co., Ltd., a Thai Limited company, through Buddy Broadband, its internet protocol television (IPTV) service brand (collectively, “ADC”). Pursuant to the Service Agreement, the Company and ADC agreed to enter into a business arrangement whereby the Company will provide ADC with certain products and services (the “iWave PC Distribution Platform”) for the purpose of facilitating ADC’s business of providing digital content services to end-consumers by means of its internet personal computer (PC) video on demand (VOD) services (“ADC’s Services”).

B.
By a certain iWave VOD Content Supply Agreement (the “Content Supply Agreement”) dated June 8, 2006, the Company and ADC agreed that ADC has the option to license certain content (the “Content”) from the Company for ADC’s IPTV and internet PC VOD services according to the distribution rights of each individual program. The Services Agreement and the Content Supply Agreement are hereinafter collectively referred to as the “Agreements”.

C.
Pursuant to the terms of the Service Agreement the Company will make its products and services (the “iWave Services”) available to ADC for the term of the Agreement (the “Services Term”) being a term of three years from the date of commencement of services, June 8, 2006. The Service Agreement shall terminate on the third anniversary of the commencement date of services unless terminated earlier by the Company as provided in section 7.1 of the Service Agreement. The iWave Services granted to ADC includes the right for ADC to use the iWave PC Distribution Platform as part of ADC’s Services as contemplated within the Services Agreement within the Kingdom of Thailand.

D.
Pursuant to the terms of the Content Supply Agreement the Company will license Content to ADC during the term of the Agreement, being three years from the date of commencement of services, June 8, 2006 (the “Term”). The Term shall terminate on the third anniversary of the commencement date of services unless terminated earlier by the Company as provided in section 12 of the Content Supply Agreement. The license granted by the Company to ADC to use the Content includes the right for ADC to use the Company’s iWave Interactive Distribution Platform as part of ADC’s Services as contemplated within this Agreement within the Kingdom of Thailand.

E.
Under the Agreements fees are payable by ADC to the Company based on an agreed share of the net revenue collected by ADC from its customers. Under each of the Agreements ADC will pay to the Company on a monthly basis, a percentage share of all the charges actually collected from end-users after allocation of revenue share to payment of the appropriate content owner has been deducted. The Company and ADC will also share the revenue derived from advertising on ADC’s Services. As part of the Service Agreement, ADC will be provided, at no extra cost, all planned feature enhancements for 2006. The terms regarding the foregoing license fees, other fee payments due to the Company and payment schedules are described in Schedule A of the Agreements executed by the parties.

F.
Under the Service Agreement the Company will provide ADC in the initial product release with internet PC VOD features for the iWave PC Distribution Platform, as follows: (i) General Systems Management; (ii) Content Formats Delivery and Usage; (iii) Digital Rights Management; (iv) Download Manager; (v) Asset and Catalog Management; (vi) Consumer User Interface (Consumer Program Guide); (vii) Access Management; (viii) User Management System; (ix) Ordering Management Systems; (x) Billing and Payment Methods; (xi) Advertising Management Applications; and (xii) Reporting Applications.

G.	Under the Content Supply Agreement the Company will license to ADC the Content provided to ADC in accordance Schedule B of the Agreement.

There are no material relationships between the Company or its affiliates and ADC, other than in respect of the
Agreements that are described herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NS8 Corporation (Registrant)

Date: June 13, 2006	By:	/s/ Ricardo Rosado
Ricardo Rosado
Chief Financial Officer